Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407
for release: November 14, 2012

SEALED AIR COMPLETES SALE OF DIVERSEY JAPAN

ELMWOOD PARK, N.J., Wednesday, November 14, 2012—Sealed Air Corporation (NYSE:SEE) announced today that it has completed the previously announced sale of Diversey G.K. (“Diversey Japan”) (an indirect subsidiary of Diversey, Inc.) to an investment vehicle of The Carlyle Group (“Carlyle”) for gross proceeds of ¥30 billion (USD equivalent of approximately 373 million). Additionally, the Company intends to use the approximately $300 million in net after-tax cash proceeds generated from the sale to prepay a portion of its term loans currently outstanding under its senior secured credit facilities.

As of September 30, 2012, Diversey Japan was classified as a discontinued operation. Additional detail about the accounting impact of the transaction is disclosed in the Company’s Form 10-Q for the quarterly period ended September 30, 2012 and in its third quarter 2012 earnings release.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Forward-Looking Statements

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov or our Investor Relations home page at http://ir.sealedair.com.

Contact

Investor Relations:

Amanda Butler, 201-703-4210

Media:

Ken Aurichio, 201-703-4164

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